                                                                                                                                                                             Exhibit 99

INFORMATION

For Immediate Release
November 14, 2007
                                                                                                                                                                Contact: 513.271.3700
                                                                                                                                                                John A. Kraeutler

MERIDIAN BIOSCIENCE REPORTS RECORD FISCAL 2007 OPERATING RESULTS,
INCREASES REGULAR CASH DIVIDEND RATE, AND REAFFIRMS GUIDANCE

GENERAL HIGHLIGHTS

Meridian Bioscience, Inc., Cincinnati, Ohio (NASDAQ: VIVO) today:

•	reported record fourth quarter and full-year fiscal 2007 net sales of $32.4 million and $123.0 million, respectively, increases of 13% over the same periods of the prior fiscal year;

•	reported record fourth quarter and full-year fiscal 2007 operating income of $8.6 million and $35.0 million, respectively, increases of 28% and 30% over the same periods of the prior fiscal year;

•	reported record fourth quarter fiscal 2007 earnings and diluted earnings per share of $6.4 million and $0.16, respectively, increases of 36% and 33% over the same periods of the prior fiscal year;

•
reported record NON-GAAP full-year fiscal 2007 earnings and diluted earnings per share of $24.3 million and $0.60, respectively, increases of 33% and 30% over the same period of the prior fiscal year, (this excludes a tax benefit of $2.4 million, or $0.06 per diluted share, recorded in the third quarter of fiscal 2007 which is discussed below);

•
declared the regular quarterly cash dividend of $0.11 per share for the fourth quarter of fiscal 2007, (indicated annual rate of $0.44 per share), 42% higher than the regular quarterly rate of fiscal 2006;

•	announced a 27% increase in the annual indicated cash dividend for fiscal 2008 from $0.44 to $0.56 per share; and

•	reaffirmed its fiscal 2008 guidance of per share diluted earnings between $0.72 and $0.75 on net sales of between $140 million and $142 million.

FINANCIAL HIGHLIGHTS (UNAUDITED)
In Thousands, Except per Share Data

	Three Months Ended September 30			Fiscal Year Ended September 30
	2007	2006	% Change	2007	2006	% Change
Net Sales	$32,386	$28,650	13%	$122,963	$108,413	13%
Operating Income	8,635	6,764	28%	35,030	26,894	30%
Net Earnings	6,444	4,730	36%	26,721	18,333	46%
Diluted Earnings per Share	$0.16	$0.12	33%	$0.66	$0. 46	43%
NON-GAAP net earnings and diluted earnings per share excluding tax benefit -
Net Earnings	$6,444	$4,730	36%	$24,296	$18,333	33%
Diluted Earnings per Share	$0.16	$0.12	33%	$0.60	$0.46	30%

	Sept. 30, 2007	Sept. 30, 2006
Cash and short-term investments	$49,400	$40,348
Working Capital	76,678	60,125
Long-term Debt Obligations	-	1,803
Shareholders’ Equity	112,948	94,350
Total Assets	132,698	120,528

FOURTH QUARTER OPERATING RESULTS

Net sales for the fourth quarter of fiscal 2007 were $32,386,000 as compared to $28,650,000 for the same period of the prior fiscal year, an increase of $3,736,000 or 13%.  Net earnings for the fourth quarter ended September 30, 2007, were $6,444,000, or $0.16 per diluted share, up 36% and 33%, respectively over the fourth quarter of fiscal 2006.  Diluted common shares outstanding for the fourth quarters of fiscal 2007 and 2006 were 40,925,000 and 40,181,000 respectively.

FISCAL YEAR 2007 OPERATING RESULTS

Fiscal year 2007 results include the effects of a tax benefit recorded in the third quarter in the amount of $2.4 million, or $0.06 per diluted share, related to an adjustment to tax reserves that was recorded upon the expiration of the statute of limitations on certain income tax returns. This specific adjustment to tax reserves is a discrete item that will not recur in the future and should not be thought of as an on-going element of net earnings.

Net sales for fiscal 2007 were $122,963,000 as compared to $108,413,000 for fiscal 2006, an increase of $14,550,000 or 13%.  Net earnings for fiscal 2007 were $26,721,000 or $0.66 per diluted share (including the tax benefit noted above), compared to $18,333,000 or $0.46 per diluted share, up 46% and 43% respectively over the prior fiscal year.  Excluding the tax benefit, net earnings for fiscal 2007 were $24,296,000 or $0.60 per diluted share, compared to $18,333,000 or $0.46 per diluted share, up 33% and 30% respectively over the prior fiscal year.  Diluted common shares outstanding for fiscal 2007 and 2006 were 40,738,000 and 40,164,000, respectively.

CASH DIVIDEND MATTERS

The Board of Directors declared the regular quarterly cash dividend of $0.11 per share for the fourth quarter ended September 30, 2007.  The dividend is of record November 26, 2007 and payable December 3, 2007.  The Board of Directors decided to increase the indicated regular quarterly cash dividend rate to $0.14 per share for fiscal 2008.  This annual indicated dividend rate of $0.56 per share represents a 27% increase over the fiscal 2007 rate of $0.44 per share.  Meridian has now increased its regular cash dividend rate seventeen times since it established a regular dividend in 1991.  Guided by the Company’s policy of setting a payout ratio of between 75% and 85% of each fiscal year’s expected net earnings, the actual declaration and amount of dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments, including acquisitions.

FISCAL 2008 GUIDANCE REAFFIRMED

For the fiscal year ending September 30, 2008, management expects net sales to be in the range of $140 million to $142 million and per share diluted earnings to be between $0.72 and $0.75.  The per share estimates assume an increase in average shares outstanding from approximately 40.7 million at fiscal 2007 year end to 41 million at fiscal 2008 year end.  The sales and earnings guidance provided in this press release does not include the impact of any acquisitions the Company might complete during fiscal 2008.

FINANCIAL CONDITION

The Company’s financial condition is sound.  At September 30, 2007, current assets were $93,745,000 compared to current liabilities of $17,067,000, thereby producing working capital of $76,678,000 and a current ratio of 5.5.  Cash and short-term investments were $49,400,000 and the Company had 100% borrowing capacity under its $30,000,000 commercial bank credit facility.  The Company has no bank-debt obligations outstanding.

FOURTH QUARTER AND FISCAL 2007 (UNAUDITED) RESULTS
SUMMARY FINANCIAL DATA (UNAUDITED)
(In Thousands, Except per Share Data)

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2007	2006	2007	2006
Net sales	$32,386	$28,650	$122,963	$108,413
Cost of goods sold	13,197	12,141	48,023	43,729
Gross profit	19,189	16,509	74,940	64,684

Operating expenses -
Research and development	1,746	1,166	6,085	4,799
Sales and marketing	4,793	4,321	17,124	16,698
General and administrative	4,015	4,258	16,701	16,293
Total operating expenses	10,554	9,745	39,910	37,790

Operating income	8,635	6,764	35,030	26,894
Other income (expense), net	483	365	1,652	1,172
Income before income taxes	9,118	7,129	36,682	28,066
Income tax provision	2,674	2,399	9,961	9,733
Net earnings	$6,444	$4,730	$26,721	$18,333

Net earnings per basic common share	$0.16	$0.12	$0.67	$0.47
Basic common shares outstanding	39,808	39,193	39,584	39,132

Net earnings per diluted common share	$0.16	$0.12	$0.66	$0.46
Diluted common shares outstanding	40,925	40,181	40,738	40,164

The following table sets forth the unaudited operating segment data for the interim and annual periods in fiscal 2007 and fiscal 2006 (in thousands).

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2007	2006	2007	2006
Net sales
U.S. Diagnostics	$18,960	$17,182	$74,845	$65,721
European Diagnostics	5,755	4,987	23,563	19,828
Life Science	7,671	6,481	24,555	22,864
	$32,386	$28,650	$122,963	$108,413
Operating Income
U.S. Diagnostics	$5,895	$5,110	$26,825	$20,169
European Diagnostics	1,043	980	4,559	3,540
Life Science	1,601	563	3,795	3,144
Eliminations	96	111	(149)	41
	$8,635	$6,764	$35,030	$26,894

COMPANY COMMENTS

John A. Kraeutler, President and Chief Operating Officer, said, “Fourth quarter 2007 results were strong and well-balanced with double-digit sales increases recorded for all business units.  Our Diagnostics businesses performed very well led by tests for hospital acquired infections, respiratory disease, stomach ulcers and food-borne infections.  Meridian Life Science, largely due to reorganizations of sales and marketing that took place during earlier quarters, grew 18% versus the prior period.  Importantly, our continued focus on manufacturing excellence and fiscal discipline confirmed our ability to consistently operate at the highest levels of efficiency demonstrated by marked improvements in all operating metrics.

Entering fiscal 2008, we believe the growth drivers within the Diagnostics business units continue to be robust. We are delighted with the early success of ImmunoCard STAT!® EHEC, a test to rapidly diagnose people infected with the toxin-producing forms of E. coli bacteria.  We will continue to drive our managed care efforts as we promote “test and treat” strategies for people under treatment for gastritis and stomach ulcers.  In addition, our growing portfolio will be expanded with the impending launch of several new innovative diagnostic tests during the first quarter.  Our Life Science business is also poised to launch key new biologics products into the biopharmaceutical development marketplace during the next 60-90 days.  We believe that our plan for fiscal 2008 is aggressive but realistic, and we believe that we have the tools in place to continue our record of delivering consistently strong performance.”

William J. Motto, Chairman and Chief Executive Officer, said, “Fiscal 2007 was another year of important accomplishments and record setting sales and earnings.  We enter fiscal 2008 with a great deal of optimism and are comfortable with our initial sales guidance of $140 million to $142 million and diluted earnings per share of $0.72 to $0.75.  Once again, when comparing fiscal 2008 to fiscal 2007, we remind investors to remember that fiscal 2007 earnings included a tax benefit of $0.06 per share that will not recur.  With double-digit growth expected, the Board of Directors increased the regular indicated annual cash dividend from $0.44 to $0.56 per share, a 27% increase over the most recent dividend rate which was increased mid-2007 from the initial fiscal 2007 rate of $0.43 per share.  Our most recent cash dividend increase is the seventeenth since we started paying cash dividends in 1991.

We are financially sound with a highly liquid unlevered balance sheet and strong cash flow from operations.  Our pursuit of carefully selected acquisition opportunities continues.  As fiscal 2008 unfolds, I look forward to reporting new milestones and record operating results.  The future looks very promising.”

NON-GAAP FINANCIAL MEASURES
In this press release, we have provided information on net earnings, basic earnings per share, and diluted earnings per share excluding the tax benefit noted above.  We believe this information is useful to an investor in evaluating our performance because:

1.
These measures help investors to more meaningfully evaluate and compare the results of operations from period to period by removing the favorable impact of a discrete material item that is not expected to recur in the future; and

2.
These measures are used by our management for various purposes, including evaluating performance against incentive bonus achievement targets, comparing performance from period to period in presentations to our board of directors, and as a basis for strategic planning and forecasting.

We have provided reconciliations of net earnings, basic earnings per share and diluted earnings per share, with and without the tax benefit noted above in the tables below for fiscal years ended September 30, 2007 and 2006.

FISCAL YEAR GAAP TO NON-GAAP RECONCILIATION TABLES

Net Earnings –	2007	2006
US GAAP basis	$26,721	$18,333
Tax benefit not expected to recur in the future	(2,425)	-
Excluding tax benefit	$24,296	$18,333

Net Earnings per Basic Common Share -	2007	2006
US GAAP basis	$0.67	$0.47
Tax benefit not expected to recur in the future	(0.06)	-
Excluding tax benefit	$0.61	$0.47

Net Earnings per Diluted Common Share -	2007	2006
US GAAP basis	$0.66	$0.46
Tax benefit not expected to recur in the future	0.06	-
Excluding tax benefit	$0.60	$0.46

FORWARD LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements.  Except for historical information, this report contains forward-looking statements which may be identified by words such as “estimates”, “anticipates”, “projects”, “plans”, “seeks”, “may”, “will”, “expects”, “intends”, “believes”, “should” and similar expressions or the negative versions thereof and which also may be identified by their context.  Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made.  The Company assumes no obligation to publicly update any forward-looking statements.  These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following: Meridian’s continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian’s competition.  While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis.  Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution. Costs and difficulties in complying with laws and regulations administered by the United States Food and Drug Administration can result in unanticipated expenses and delays and interruptions to the sale of new and existing products.  Changes in the relative strength or weakness of the U.S. dollar can change expected results.  One of Meridian’s main growth strategies is the acquisition of companies and product lines.  There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses successfully integrated into Meridian’s operations. In addition to the factors described in this paragraph, Part I, Item 1A Risk Factors of our Form 10-K contains a list of uncertainties and risks that may affect the financial performance of the Company.

Meridian is a fully integrated life science company that manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products and diagnostic tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral and respiratory infections. Meridian’s diagnostic products are used outside of the human body and require little or no special equipment.  The Company's products are designed to enhance patient well-being while reducing the total outcome costs of healthcare. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents, specialty biologicals and related technologies used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products and technologies to hospitals, reference laboratories, research centers, veterinary testing centers, physician offices, diagnostics manufacturers and biotech companies in more than 60 countries around the world. The Company’s shares are traded through NASDAQ’s Global Select Market, symbol VIVO.  Meridian's website address is www.meridianbioscience.com.

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